UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Eberl, Edward G.
   30 Wilson Road


   Amherst, NY  14221
2. Issuer Name and Ticker or Trading Symbol
   Comptek Research, Inc. (CTK)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   01/00
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   President, Comptek Amherst
   Systems, Inc.
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned
-------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans-
                                              action      action
                                              Date        Code
                                              (Month/
                                              Day/Year)   Code V
-------------------------------------------------------------------
Common Stock                                  01/05/00    P
-----------------------------------------------------------------
4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
or Disposed of (D)            Securities         Indirect
              A               Beneficially   D   Beneficial
              or              Owned at       or  Ownership
Amount        D  Price        End of Month   I
-----------------------------------------------------------------
1,000.00      A  $12.0000     7,450.00       D  Direct

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or
Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-
Security                       or Exercise     action         action
                               Price of        Date           Code
                               Derivative
                               Security                       Code  V
------------------------------------------------------------------------
------------------------------------------------------------
5)Number of Derivative            6)Date Exercisable and
Securities Acquired (A)           Expiration Date
or Disposed of (D)

 A                D                Exercisable  Expiration
-------------------------------------------------------------

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or
Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount
Security                       action    of Underlying
                               Date      Securities


                  -                      Title
------------------------------------------------------------------------
------------------------------------------------------------
              8)Price     9)Number of   10) 11)Nature of
              of Deri-    Derivative        Indirect
              vative      Securities    D   Beneficial
Amount or     Security    Beneficially  or  Ownership
Number of                 Owned at      I
Shares                    End of Month
------------------------------------------------------------

Explanation of Responses:

-
Amount of securities beneficially owned at end of month includes shares acquired under the Comptek Employee Stock Purchase Plan (a
Section 423 of the Internal Revenue Code Plan) and exempt from Section 16(b).

SIGNATURE OF REPORTING PERSON
/S/ By: Christopher A. Head, Esq.
    For: Edward G. Eberl
DATE